Exhibit 10.4

Confidential information in this Amendment No. 3 to Loan and Servicing Agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

AMENDMENT NO. 3 TO

LOAN AND SERVICING AGREEMENT

This AMENDMENT NO. 3 TO LOAN AND SERVICING AGREEMENT, dated as of September 26, 2011 (this “Amendment”), is executed by and among DT WAREHOUSE II, LLC, a Delaware limited liability company, as Borrower, DT CREDIT COMPANY, LLC, an Arizona limited liability company, as Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Paying Agent and Securities Intermediary, and SANTANDER CONSUMER USA INC., as Lender and Backup Servicer. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the “Loan and Servicing Agreement” (defined below).

WITNESSETH:

WHEREAS, the Borrower, the Servicer, the Lender, the Backup Servicer, the Securities Intermediary and the Paying Agent entered into that certain Loan and Servicing Agreement dated as of May 10, 2010, as amended by that certain Amendment No. 1, dated June 15, 2010 and that certain Amendment No. 2, dated July 23, 2010 (collectively, as amended “Loan and Servicing Agreement”);

WHEREAS, the Revolving Loan Commitment Termination Date (as defined in the Loan and Servicing Agreement) with the Term Loans (as defined in the Loan and Servicing Agreement) remaining outstanding pursuant to the terms of the Loan and Servicing Agreement; and

WHEREAS, the parties desire to amend the Loan and Servicing Agreement pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment to the Loan and Servicing Agreement. Effective as of the date hereof, and subject to the satisfaction of the conditions precedent and subsequent set forth in Section 2 hereof, the Loan and Servicing Agreement is hereby amended as follows:

1.1 It is hereby acknowledged and agreed that (i) the Revolving Loan Commitment Termination Date has occurred and all of Borrower Obligations with respect to the Revolving Loans have been satisfied in full, (ii) the definitions in the Loan and Servicing Agreement of “Base Revolving Loan Amount”, “Borrowing Base (Revolving Loans)”, “Commitment (Revolving Loans)”, “Facility Availability (Revolving Loans)”, Outstanding Revolving Loan Amount, Revolving Borrowing Base Deficiency, shall mean zero (or shall be disregarded to the extent required to make mathematically functional), and (iii) no Collections shall be deemed to be Revolving Collateral Collections.

1.2 It is hereby acknowledged and agreed that the Servicer has, with the consent of Lender, centralized servicing and collection activities. Accordingly, all the Loan and Servicing Agreement and all Facility Documents are hereby amended by deleting all references to an “Alternate Payment Location” (together with any immediately adjacent, related punctuation, article or conjunction) and, to the extent required to make grammatical sense in context of the centralized collections (including without limitation representations and warranties regarding the accuracy of Exhibit F set forth in Sections 4.01(j) and 4.02(h) of the Loan and Servicing Agreement), the entire sentence shall be deleted. For clarity, it is further acknowledged and agreed that the Servicer may, in its sole discretion, receive Collections at third-party collections sites and services without consent of the Lender, provided that such Collections are directed to Depository Accounts.

1.3 The definitions of “Fee Letter” and “Demand Note” shall mean such Facility Documents as amended and restated as of the date hereof.

1.4 The definitions of “Borrowing Base (Term Loans)” “Charged-Off Contract”, “Charged-Off Losses Ratio”, “Contract Disposition Transaction”, “Delinquency Measurement Ratio”, “Depository Account” “Eligible Contract”, “Material Adverse Change” “Residual Debt” “Residual Interest”, and “Term Loan Commitment Termination Date” set forth in Section 1.01 of the Loan and Servicing Agreement are hereby amended and restated as follows:

“Borrowing Base (Term Loans)” means, at any time, the excess of:

(a) the product of (i) the Advance Rate (Term Loans) and (ii) the sum of (x) the aggregate Principal Balance of all Residual Eligible Contracts, and (y) the aggregate Principal Balance of all Eligible Contracts used in the calculation of the Borrowing Base (Revolving Loans), and (z) the aggregate Principal Balance of all Eligible Contracts owned by the Borrower other than those used in the calculation of the Borrowing Base (Revolving Loans); over

(b) the excess of (i) the Residual Debt over (ii) the sum of (A) any pledged cash with respect to any of the foregoing Residual Debt and (B) all cash and Cash Equivalents then held by the Borrower.

“Charged-Off Contract” means a Contract with respect to which any of the following shall have occurred: (i) all, or any part in excess of 10%, of any Scheduled Payment is more than ninety (90) days delinquent on the last day of a calendar month; (ii) the related Financed Vehicle has been surrendered or repossessed and the redemption period granted the Contract Debtor or required by applicable law has expired, or is to be repossessed but is unable to be located or is otherwise subject to being repossessed; (iii) which has been settled for less than the Principal Balance; (iv) which has been liquidated by the Servicer through the sale of the Financed Vehicle; (v) for which proceeds have been received which in the Servicer’s reasonable judgment, constitute the final amounts recoverable in respect of such Contract; or (vi) which has been charged-off (or should have been charged-off) in accordance with the Credit and Collection Policy.

“Charged-Off Losses Ratio” means, with respect to any Accounting Period with respect to the Managed Portfolio Contracts, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of the Managed Portfolio Contracts which became Charged-Off Contracts during such Accounting Period, minus the aggregate of amounts received by the Servicer during such Accounting Period and applied to any such Managed Portfolio Contract which is a Charged-Off Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Managed Portfolio Contracts as of the end of such Accounting Period.

“Contract Disposition Transaction” means (i) any sale of Contracts in connection with a Securitization Transaction, a whole loan sale transaction or any other similar transaction or (ii) the distribution of cash or property in respect of the membership interests of the Borrower of Collateral.

“Delinquency Measurement Ratio” means, as of any Measurement Date, with respect to the Managed Portfolio Contracts, the quotient (expressed as a percentage) of (i) the Principal Balance of all of the Managed Portfolio Contracts which are Delinquency Measurement Contracts as of such Measurement Date, divided by (ii) the aggregate Principal Balance of all Managed Portfolio Contracts as of such Measurement Date.

“Depository Account” means each depositary account, concentration account or other similar account into which Contract Collections are collected or deposited including, for clarity, any non-affiliated payment processing location.

“Eligible Contract” means, at any time, a Pledged Contract which, on any date, if pledged to a Residual Warehouse Facility, would be eligible to be included in the borrowing base of such Residual Warehouse Facility.

“Material Adverse Change” means a material adverse change in (a) the property, business, operations, financial condition or prospects of any Transaction Party or any Affiliate thereof, (b) the ability of any Transaction Party to perform in all material respects its obligations under any of the Facility Documents to which it is a party, (c) the legality, validity or enforceability in all material respects of any of the Facility Documents, (d) the rights and remedies of the Lender under any of the Facility Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, or (f) any Secured Party’s interest in the Collateral generally or in any material portion of the Collateral.

“Residual Debt” means the sum of the outstanding principal balances of any Warehouse Facility or any Securitization Transaction for which Residual Interests have been conveyed to Borrower.

“Residual Interest” means a Residual Interest described in a Residual Asset Conveyance Agreement, Distribution Conveyance Agreement or any other agreement acceptable to Lender in its reasonable discretion.

“Term Loan Commitment Termination Date” means the earliest to occur of (i) September 25, 2013, (ii) that Business Day which the Borrower designates as the Commitment Termination Date by notice of prepayment in full to the Lender pursuant to Section 2.06(a)(ii), and (iii) the declaration or automatic occurrence of the Commitment Termination Date pursuant to Section 7.02.

1.5 The definition of “Level Two Trigger Event” set forth in Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting clauses (a), (b) and (g) thereof and substituting, in lieu thereof, respectively, the following:

“Level Two Trigger Event” means, as of any date of determination, the occurrence of any of the following:

(a) the Rolling Average Delinquency Ratio (Managed Portfolio Contracts) shall exceed 14.50% on two or more consecutive Measurement Dates; or

(b) the Rolling Average Charged-Off Losses Ratio (Managed Portfolio Contracts) shall exceed 3.50% on two or more consecutive Measurement Dates; or

(g) the Rolling Average Extension Rate shall exceed 4.50%.

1.6 Section 1.01 of the Loan and Servicing Agreement is hereby amended by adding the following definitions of “Borrowing Base Surplus”, “Distribution Conditions”, and “Distribution Conveyance Agreement” to Section 1.01:

“Borrowing Base Surplus” means, at any time (i) the excess, if any, of (A) the Borrowing Base over (B) the Outstanding Loan Amount, less (ii) all accrued and unpaid Interest and Fees at the time of such distribution, less (iii) any other Borrower Obligations are then due and payable at the time of such distribution.

“Distribution Conditions” means, with respect to any such Contract Disposition Transaction pursuant to clause (ii) of the definition thereof, (i) the aggregate Principal Balances of all Pledged Contracts to be distributed shall not exceed the Borrowing Base Surplus, and (ii) such Contract Disposition Transaction shall be made in furtherance of the Borrower’s corporate purpose.

“Distribution Conveyance Agreement” means, with respect to a securitization, a Distribution Conveyance Agreement, in form of Exhibit N hereto, by and among a Financing SPC engaged in a Securitization Transaction, the Originator, Borrower and Lender, together with a standing resolution adopted by the managers or board of directors of the Financing SPC, each to the effect that any amounts received as distributions on with respect to the applicable residual certificates for such Securitization Transaction should be distributed directly to the Collection Account for application in accordance with Section 2.08.

1.7 Section 2.06(a)(ii) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(ii) upon at least thirty (30) days prior written notice (or, in the case of in clause (b) below or as otherwise agreed to by the Lender) delivered to Lender, the Term Loans the Borrower may prepay on any Business Day all or any portion of the Term Loan. Each such notice shall be in the form attached as Exhibit H and shall specify (i) the aggregate amount of the prepayment to be made on the Loan and (ii) the Business Day on which the Borrower will make such prepayment. Except in the case of a prepayment in full, each such prepayment shall be in a minimum principal amount equal to $10,000,000 and in integral multiples of $100,000 in excess thereof.

1.8 Section 2.14 of the Loan and Servicing Agreement is hereby amended and restated as follows:

SECTION 2.14. Taxes.

(a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for (a) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in, or having its principal office or applicable lending office located in such jurisdiction; (b) any United States withholding tax imposed pursuant to any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which the Borrower is located; (c) any United States withholding tax imposed by reason of an Affected Party’s failure to provide to Borrower the documents set forth in Section 2.14(c), to maintain or update such documents, or to provide any other documents, such that Borrower is required to withhold United States withholding tax; (d) any taxes imposed pursuant to or as a result of FATCA). Except with respect to taxes included in the exclusion in the preceding sentence, if the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. As used herein, “FATCA” means Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the date hereof or promulgated or published hereafter.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c) (1) Each Affected Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to complete and to deliver to the Borrower on or before the Effective Date (or, if later, on or prior to the date it becomes a party to this Agreement) a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Affected Party is a United States person that is not subject to U.S. backup withholding tax.

(2) Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8BEN or W-8ECI (or any successor form) as applicable; and (ii) to the extent it may lawfully do so, such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected Party, to the extent it may lawfully do so, shall submit to the Borrower (with copies to the Lender) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(3) Each Affected Party shall deliver to the Borrower such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Affected Party under this Agreement and the Loans are exempt from any United States withholding tax imposed pursuant to FATCA or (y) to allow the Borrower to determine the amount to deduct or withhold under FATCA from a payment hereunder. Each Affected Party further agrees to complete and to deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.

(d) If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.

1.9 Section 2.15(d) of the Loan and Servicing Agreement is hereby amended by deleting such clause in its entirety.

1.10 Section 2.16 of the Loan and Servicing Agreement is hereby amended by adding the following at the end thereof:

(e) Release of Demand Note Guaranty. If both Ernest C. Garcia II and Verde Investments, Inc. shall have been released from all liability under all guaranties and other credit enhancements previously provided by either of them in connection with the other Warehouse Facilities (collectively, the “Subject Credit Enhancements”) to which any DT Entity is a party or the applicable lenders or program agents have agreed to release Ernest C. Garcia II and Verde Investments, Inc. subject only to the contingency that they be released from all other Subject Credit Enhancements, then, so long as no Event of Termination or Incipient Event of Termination has occurred and is continuing, the Lender, upon certification to the Lender by Ernest C. Garcia II and Verde Investments, Inc. of such release, shall terminate the Demand Note Guaranty and shall execute and deliver such instruments and documents as Ernest C. Garcia II and Verde Investments, Inc. may reasonably request in order to evidence such termination.

1.11 Section 2.18 of the Loan and Servicing Agreement is hereby amended and restated as follows:

SECTION 2.18. Collateral Dispositions. The Borrower may, but shall not be required to, from time to time enter into, or participate in, Contract Disposition Transactions pursuant to which the Borrower distributes or sells some or all of the Collateral as of a specified cut-off date if (i) either (A) with respect to a sale of Pledged Contracts, the net proceeds payable to the Borrower in connection with any such Contract Disposition Transaction are equal to or greater than the Required Takeout Price on the date of such sale or (B) with respect to a distribution of Collateral, the such distribution shall meet all of the Distribution Conditions, (ii) the Collateral to be included in such Contract Disposition Transaction are selected by the Borrower, DTCC or DTAC in a manner not intended to, or that could be reasonably expected to, materially and adversely affect the interests of the Lender or the Secured Parties and (iii) with respect to a sale of Pledged Contracts, the Borrower has directed the buyer of the Pledged Contracts to be included in such Contract Disposition Transaction in writing (with a copy to the Lender) to remit all such net proceeds of its purchase of such Pledged Contracts directly to the Collection Account. With respect to any sale of Pledged Contracts, upon receipt by the Lender of confirmation that the net proceeds of the purchase price for the Pledged Contracts that are included in any Contract Disposition Transaction have been credited to the Collection Account, (x) the Lender shall apply such net proceeds to reduce the Outstanding Revolving Loan Amount and Outstanding Term Loan Amount and to pay any other Borrower Obligations included in the calculation of the Required Takeout Price and (y) the related Contract Documents shall be released to the buyer thereof. With respect to any distribution of Collateral, upon approval by the Lender, exercising reasonable discretion, of a Release Request together with a Borrowing Base Certificate, if applicable, the related Contract Documents shall be released from of the security interest of the Lender in the applicable Collateral and the Lender shall execute and deliver such instruments of release, prepared by and at the expense of the Borrower, in each case without recourse, representation or warranty, as shall be necessary to release the Lender’s security interest therein. In connection with any sale or distribution of Collateral by the Borrower in connection with a Contract Disposition Transaction, the Borrower shall deliver a Borrowing Base Certificate (calculated after giving effect to such Contract Disposition Transaction) to Lender and make appropriate entries in its general accounting records to reflect the sale of the applicable Collateral.

1.12 Section 5.01 of the Loan and Servicing Agreement is hereby amended to include the following clause (p) at the end thereof:

(p) Right of First Option. Borrower agrees that, during the period from and after the date hereof and ending on the earlier of (i) the date which is three (3) months after the date of prepayment in full Outstanding Loan Amount together with all Interest thereon and (ii) the occurrence of the Term Loan Commitment Termination Date pursuant to clause (iii) of the definition thereof, it will not, and will not permit either Parent or any of Parents’ respective Subsidiaries to, issue or sell to, or borrow from, an unaffiliated party (“Third-Party Lender”), any funded Indebtedness under which advances are made to Borrower, such Parent or Subsidiary, as applicable, based upon residual or subordinated interests in Financing SPCs or Warehouse Facilities, other than Excluded Indebtedness (as defined below) (“Additional Residual Indebtedness”), unless Borrower, such Parent or Subsidiary, as applicable, first submits a written notice (the “Additional Residual Indebtedness Notice”) to Lender identifying the date of such proposed issuance, sale or funding and the aggregate principal amount proposed to be issued, sold or funded, and offering Lender the opportunity to purchase or fund all, but not less than all, of the aggregate principal amount of such Additional Residual Indebtedness on terms and conditions, including pricing terms, not less favorable to Lender than those on which Borrower, such Parent or Subsidiary, as applicable, proposes to issue or sell to, or borrow from, any Third-Party Lender such Additional Residual Indebtedness. If such Additional Residual Indebtedness is sold to, or funded by, other Third-Party Lenders on varying terms, the Lender’s terms and conditions shall be the same as those most favorable to the prospective Third-Party Lenders. The offer by Borrower, such Parent or Subsidiary, as applicable, to Lender pursuant to this Section to purchase or fund the Additional Residual Indebtedness shall remain open and irrevocable for a period of 15 days following receipt by Lender of the Additional Residual Indebtedness Notice. Lender shall have the right to purchase or fund all, but not less than all, of the aggregate principal amount of such Additional Residual Indebtedness by giving written notice of its intent to do so (the “Additional Residual Indebtedness Acceptance”) to such Borrower, such Parent or Subsidiary, as applicable, within 15 days after Lender’s receipt of the Additional Residual Indebtedness Notice. Each Additional Residual Indebtedness Acceptance shall constitute a valid, legally binding and enforceable agreement for the purchase of, or funding by, Lender of the Additional Residual Indebtedness so elected to be purchased or funded. As used herein, “Excluded Indebtedness” shall mean: (i) Indebtedness outstanding from time to time under one or more

Securitization Transactions or Warehouse Facilities (including swingline or other tranches of Indebtedness within a Warehouse Facility); (ii) any Indebtedness under those certain 12.625% Senior Secured Notes due 2017 issued by Parent and comparable note issuances secured in part by residual cash flows; and (ii) any Indebtedness and secured by (incurred to acquire) inventory, real estate or equipment which is also secured in part by residual cash flows.

1.13 Section 7.01(w)(iii) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(iii) the Demand Note Guaranty shall cease to be in full force and effect (other than in accordance with its terms or in accordance with Section 2.16(e)) or Ernest C. Garcia II or Verde Investments, Inc. shall so assert in writing or otherwise seek to terminate or disaffirm his or its obligations under the Demand Note Guaranty at any time following the execution thereof.

1.14 2.5 Schedule II, Exhibit F and Exhibit H to the Loan and Servicing Agreement are hereby amended and restated as set forth on Schedule II, Exhibit F and Exhibit H hereto.

1.15 The Loan and Servicing Agreement is hereby amended and restated to include Exhibit N hereto.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Lender of (a) counterparts of this Amendment executed by each of the parties hereto, and (b) counterparts of the Amended and Restated Fee Letter and the Amended and Restated Demand Note dated as of the date hereof executed by the parties thereto.

SECTION 3. Representations, Warranties and Confirmations. Each of the Servicer and the Borrower hereby represents and warrants that:

3.1 It has the power and is duly authorized to execute and deliver this Amendment.

3.2 The execution and delivery of this Amendment has been duly authorized by all corporate or limited liability company action necessary on its part.

3.3 This Amendment and the Loan and Servicing Agreement as amended hereby, constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

3.4 Immediately prior, and after giving all effect, to this Amendment, the covenants, representations and warranties of each such party, respectively, set forth in the Loan and Servicing Agreement and as amended hereby, are true and correct in all material respects as of the date hereof (except to the extent such representations or warranties relate solely to an earlier date and then as of such date).

3.5 Immediately prior, and after giving all effect, to this Amendment, no event, condition or circumstance has occurred and is continuing which constitutes an Event of Termination or Incipient Event of Termination.

SECTION 4. Entire Agreement. The parties hereto hereby agree that this Amendment constitutes the entire agreement concerning the subject matter hereof and supersedes any and all written and/or oral prior agreements, negotiations, correspondence, understandings and communications.

SECTION 5. Effectiveness of Amendment. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Loan and Servicing Agreement shall remain in full force and effect and are hereby ratified and confirmed. This Amendment is effective only for the specific purpose for which it is given and shall not operate as a consent, waiver, amendment or other modification of any other term or condition set forth in the Loan and Servicing Agreement or any right, power or remedy of any Lender under the Loan and Servicing Agreement. Upon the effectiveness of this Amendment, each reference in the Loan and Servicing Agreement to “this Agreement” or “this Loan and Servicing Agreement” or words of like import shall mean and be references to the Loan and Servicing Agreement as amended hereby, and each reference in any other Facility Document to the Loan and Servicing Agreement or to any terms defined in the Loan and Servicing Agreement which are modified hereby shall mean and be references to the Loan and Servicing Agreement or to such terms as modified hereby.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 8. Binding Effect. This Amendment shall be binding upon and shall be enforceable by parties hereto and their respective successors and permitted assigns.

SECTION 9. Headings. The Section headings herein are for convenience only and will not affect the construction hereof.

SECTION 10. Novation. This Amendment does not constitute a novation or termination of the Loan and Servicing Agreement or any Facility Document and all obligations thereunder are in all respects continuing with only the terms thereof being modified as provided herein.

SECTION 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

DT WAREHOUSE II, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

DT CREDIT COMPANY, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Paying Agent and Securities Intermediary

By:	/s/ Jeanine C. Casey
Name:	Jeanine C. Casey
Title:	Vice President

SANTANDER CONSUMER USA INC.
as Lender and Backup Servicer

By:	/s/ Jason Kulas
Name:	Jason Kulas
Title:	Chief Financial Officer

SCHEDULE II

NOTICE ADDRESSES

DT Warehouse II, LLC

4020 East Indian School Road, Suite 655

Phoenix, AZ 85018

Telephone: (602) 667-2431

Attention: Secretary

DT Credit Company, LLC

4020 East Indian School Road

Phoenix, AZ 85018

Telephone: (602) 852-6600

Attention: Secretary

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Telephone: (612) 667-3464

Facsimile: (612) 667-8058

Attention: Corporate Trust Services – Asset-Backed Administration

Santander Consumer USA Inc.

8585 North Stemmons Freeway, Suite 1100-N

Dallas, Texas 75247

Telephone:

Facsimile:

Attention:

EXHIBIT F

LIST OF LOCK-BOXES, LOCK-BOX PROCESSORS; DEPOSITORY ACCOUNTS;

AND DEPOSITORY ACCOUNT BANKS

HOME OFFICE

4020 East Indian School Road, Phoenix, AZ 85018

MESA OFFICE

7300 East Hampton Boulevard, Mesa, AZ 85029

Lock-Box

DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072-3087

P.O. BOXES

DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072

DEPOSITORY ACCOUNTS

Wells Fargo Bank, 100 West Washington Street, Phoenix, AZ 85003

Attn: Mr. John Helms, (602) 378-6633

Acct: [*] (Collections)

Acct: [*] (Concentration)

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

EXHIBIT H

FORM OF PREPAYMENT NOTICE

[Date]

To:	Santander Consumer USA Inc. (“SCUSA”), as Lender,
Wells Fargo Bank, National Association, as Paying Agent

From: DT Warehouse II, LLC (the “Borrower”)

Re:	Loan and Servicing Agreement, dated as of [•], 2010, among the Borrower, DT Credit Company, LLC, as Servicer, Wells Fargo Bank, National Association, as Paying Agent and Securities Intermediary, and SCUSA, as Lender and Backup Servicer (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meaning.

Pursuant to Section 2.06 of the Agreement, the undersigned hereby notifies the Lender of its intent to make certain prepayments. This notice must be received no later than 12:00 p.m. (New York City time) two (2) Business Days prior to the date of such payment.

1.	The aggregate amount (which shall be at least $10,000,000, or integral multiples of $100,000 in excess thereof) of the prepayment is: $

2.	The Business Day upon which the undersigned shall make such prepayment is: .

The undersigned hereby certifies that this prepayment notice is correct in all material respects as of the date so furnished.

DT WAREHOUSE II, LLC,

as Borrower

By:
Name:
Title:

EXHIBIT N

FORM OF DISTRIBUTION CONVEYANCE AGREEMENT

This Distribution Conveyance Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [            ], 20        (the “Effective Date”), is entered into by and among [DT Receivables Company             ], LLC, a Delaware limited liability company (the “SPE”), DT Acceptance Corporation, an Arizona corporation, as originator (the “Originator”), DT Warehouse II, LLC, a Delaware limited liability company (the “Borrower”), Santander Consumer USA Inc., as Lender under the Loan and Servicing Agreement (the “Lender”).

RECITALS

WHEREAS, the Originator owns the Residual Interest (as defined below);

WHEREAS, the Originator desires to contribute the Residual Interest to the Borrower as a capital contribution and the Borrower desires to accept the contribution of the Residual Interest from the Originator as a capital contribution;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Agreement” has the meaning given to such term in the Preamble.

“Borrower” has the meaning given to such term in the Preamble.

“Contribution” has the meaning given such term in Section 2.01(b).

“Effective Date” has the meaning give such term in the Preamble.

“Loan and Servicing Agreement” means that certain Loan and Servicing Agreement, dated as of [            ], 2010, among the SPE, as borrower, DT Credit Company, LLC, as servicer, Wells Fargo Bank, National Association, a national banking association as Paying Agent and Securities Intermediary, and the Lender and Backup Servicer.

“Originator” has the meaning given to such term in the Preamble.

“Residual Interest” means, with respect to the SPE, all right, title and interest to receive all amounts distributed pursuant to the outstanding equity interests in the SPE. For the avoidance of doubt, the Residual Interest (i) is not an equity interest in the SPE, (ii) does not include any interest in any other assets of the SPE, including, without limitation, any installment sale contracts owned by the SPE, (iii) does not include any right to enforce any rights of the SPE under the [ Securitization Documents ] and (iv) does not make the SPE liable to any party hereto or give any party hereto any rights or remedies against the SPE.

“SPE” has the meaning given to such term in the Preamble.

1.2 Other Definitions. Capitalized terms not defined herein shall have the meaning given such terms in the Loan and Servicing Agreement.

1.3 Interpretation. In each Transaction Document, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in a Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision of such Transaction Document; (ix) references contained in any Transaction Document to a Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in such Transaction Document unless otherwise specified; (x) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xi) the term “proceeds” has the meaning set forth in the applicable UCC.

SECTION 2.

CONVEYANCE OF THE RESIDUAL INTEREST

2.1 Conveyance.

On or prior to the date hereof, the managers or board of directors of the SPE have delivered a duly adopted standing resolution pursuant to which all distributions of the SPE will be made pursuant to the terms and conditions of this Agreement (collectively, the “Distributions”).

Pursuant to the terms and conditions of this Agreement, the Originator, as a capital contribution, hereby contributes, transfers, assigns and conveys to the Borrower a 100% interest in and to all right, title and interest of the Originator and the SPE in, to and under the Residual Interest and the Borrower hereby accepts, as a capital contribution, such contribution, transfer, assignment and conveyance (the “Contribution”).

2.2 Intention of the Parties.

It is the intention of the parties hereto that the Distributions and the standing resolutions with respect to the same are made without recourse to the SPE and that the conveyance of the rights to receive such Distributions does not constitute, and is not intended to result in, an assumption by the Originator or any assignee thereof of any obligation of the SPE or any other Person arising in connection with the Residual Interest, the [            Securitization Transaction] or any other obligations of the SPE.

It is the intention of the parties hereto that the Contribution constitute an absolute conveyance which is irrevocable and provides the Borrower with the full benefits of ownership of the Residual Interest. The Contribution is made without recourse to the Originator; provided, however, that (i) the Originator shall be liable to the Borrower and each of its assigns for all representations, warranties, covenants and indemnities made by the Originator pursuant to the terms of this Agreement, and (ii) such absolute conveyance does not constitute, and is not intended to result in, an assumption by the Borrower or any assignee thereof of any obligation of the Originator or any other Person arising in connection with the Residual Interest or the related Warehouse Agreement or any other obligations of the Originator.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Originator. The Originator hereby represents and warrants to the SPE and the Borrower as of the date of this Agreement that:

Organization and Good Standing. The Originator is a corporation duly organized under the laws of the State of Arizona and is validly existing as a corporation and is in good standing under the laws of the State of.

Power and Authority. The Originator has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

Due Qualification. The Originator is duly qualified to do business as a foreign business entity in good standing and has obtained all required licenses and approvals, if any, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications except those jurisdictions in which failure to be so qualified would not have a material adverse effect on the business or operations of the Originator or the Originator’s performance hereunder.

Chief Executive Office. The Originator’s chief executive office and principal place of business is located in the State of Arizona at the address set forth in Section 4.3 hereof.

Due Authorization, etc. The execution, delivery and performance by the Originator of this Agreement has been duly authorized by all necessary action by the Originator, does not require any approval or consent of any governmental agency or authority, does not and will not conflict with any provision of its Organization Documents, and does not and will not conflict with or result in a breach which would constitute a material default under any agreement for borrowed money binding upon or applicable to it or such of its property which is material to it, or any law or governmental regulation or court decree applicable to it or such material property.

Enforceability. This Agreement is the legal, valid and binding obligation of the Originator enforceable in accordance with its terms except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

Title to Residual Interest. After the Distribution and prior to the Contribution, the Originator will have good and valid title to the Residual Interest free and clear of any and all Liens (other than Liens to be released on the Effective Date).

No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Originator or any indenture, contract, agreement, mortgage, deed of trust, or other material instrument to which the Originator is a party or by which it or any of its properties are bound.

No Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending, or to the knowledge of the Originator threatened, against the Originator or its properties or with respect to this Agreement which, if adversely determined would, in the opinion of the Originator, have a material adverse effect on the transactions contemplated by this Agreement.

All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required to be obtained on or prior to the date hereof in connection with the execution and delivery of this Agreement, the performance by the Originator of the transactions contemplated by this Agreement and the fulfillment by the Originator of the terms hereof have been obtained.

Solvency. The Distribution and the Contribution are not being made with any intent to hinder, delay or defraud any of the Originator’s creditors.

The representations and warranties set forth in this Section 3.1 shall survive the Effective Date. Upon discovery by the Originator of a breach of any of the foregoing representations and warranties, the Originator shall give prompt written notice to the SPE and the Borrower.

3.2 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Originator as of the date of this Agreement that:

Organization and Good Standing. The Borrower is a limited liability company duly organized under the laws of the State of Delaware and is validly existing as a limited liability company and is in good standing under the laws of the State of Delaware.

Power and Authority. The Borrower has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

Due Qualification. The Borrower is duly qualified to do business as a foreign business entity in good standing and has obtained all required licenses and approvals, if any, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications except those jurisdictions in which failure to be so qualified would not have a material adverse effect on the business or operations of the Borrower or the Borrower’s performance hereunder.

Chief Executive Office. The Borrower’s chief executive office and principal place of business is located in the State of Arizona at the address set forth in Section 4.3.

Due Authorization, etc. The execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary action by the Borrower, does not require any approval or consent of any governmental agency or authority, does not and will not conflict with any provision of its Organization Documents, and does not and will not conflict with or result in a breach which would constitute a material default under any agreement for borrowed money binding upon or applicable to it or such of its property which is material to it, or any law or governmental regulation or court decree applicable to it or such material property.

Enforceability. This Agreement is the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Borrower or any indenture, contract, agreement, mortgage, deed of trust, or other material instrument to which the Borrower is a party or by which it or any of its properties are bound.

No Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending, or to the knowledge of the Borrower threatened, against the Borrower or its properties or with respect to this Agreement which, if adversely determined would, in the opinion of the Borrower, have a material adverse effect on the transactions contemplated by this Agreement.

All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required to be obtained on or prior to the date hereof in connection with the execution and delivery of this Agreement, the performance by the Borrower of the transactions contemplated by this Agreement and the fulfillment by the Borrower of the terms hereof have been obtained.

The representations and warranties set forth in this Section 3.03 shall survive the Effective Date. Upon discovery by the Borrower of a breach of any of the foregoing representations and warranties, the Borrower shall give prompt written notice to the Originator.

SECTION 4.

COVENANTS

4.1 Collections. In the event the Originator receives any Collections related to the Residual Interest, it covenants that it shall promptly upon receipt, but in no event later than one Business Day from receipt, turn over such Collections to the Borrower and the Borrower shall deposit such Collections into the Collection Account in accordance with the Loan and Servicing Agreement.

4.2 No Impairment. The Originator covenants that it shall take no action, nor omit to take any action, which would impair the rights of the Borrower in and to the Residual Interest.

SECTION 5.

OTHER PROVISIONS

5.1 Amendment. This Agreement may be amended from time to time only with the prior written consent of the Administrative Agent by a written amendment duly executed and delivered by the parties hereto.

5.2 Waivers. No failure or delay on the part of any party hereto or the Administrative Agent in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

5.3 Notices. All communications and notices pursuant hereto to any party shall be in writing or by overnight courier, facsimile, telegraph or telex and addressed or delivered to it at its address indicated below (or in case of facsimile or telex, at its facsimile or telex number at such address as indicated below), or at such other address as may be designated by it by notice to the other party and, if mailed or sent by facsimile telegraph or telex, shall be deemed given when mailed, communicated to the telegraph office or transmitted by facsimile or telex.

If to the SPE:

[DT Receivables Company             ], LLC

4020 East Indian School Road

Phoenix, Arizona 85018

Telephone:

Facsimile:

If to the Originator:

DT Acceptance Corporation

4020 East Indian School Road

Phoenix, Arizona 85018

Telephone:

Facsimile:

If to the Borrower:

DT Warehouse II, LLC

4020 East Indian School Road

Phoenix, Arizona 85018

Telephone:

Facsimile:

If to the Lender:

Santander Consumer USA Inc.

8585 North Stemmons Freeway

Suite 1100-N

Dallas, Texas 75247

Telephone: (214) 237-3530

Facsimile: (214) 688-0686

5.4 Costs and Expenses. Each party hereto will pay all expenses incidental to the performance of its obligations under this Agreement.

5.5 Survival. The respective agreements, representations, warranties and other statements by the parties hereto set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the Effective Date.

5.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

5.7 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.

5.8 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and except as provided in Section 5.10 hereof no other person will have any right or obligation hereunder. No party to this Agreement shall assign its rights or obligations under this Agreement (other than as contemplated in the Loan and Servicing Agreement) without the prior written consent of the Administrative Agent. The SPE and the Originator hereby consent to the assignment by the Borrower to the Administrative Agent of the Borrower’s rights under this Agreement pursuant to the Loan and Servicing Agreement.

5.9 Further Assurances. Each of the parties hereto agrees to (a) to furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement.

5.10 Third Party Beneficiaries. The Administrative Agent and the Secured Parties are express third party beneficiaries of this Agreement.

5.11 Non-Petition Covenant. Until the expiration of one year and one day following the Facility Termination Date, the SPE and the Originator each agrees that it will not file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law against the Borrower.

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